Exhibit 10.1

Cinemark Holdings, Inc.

Amended and Restated Short-Term Incentive Plan

1.
Purpose. The purpose of this Cinemark Holdings, Inc. Amended and Restated Short-Term Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”) is to foster and promote the success of Cinemark Holdings, Inc. (the “Company”) and its subsidiaries (together with the Company, collectively, the “Cinemark Group”) by motivating the eligible employees of the Cinemark Group to maximize the performance of the Cinemark Group and rewarding them with cash bonuses directly related to such performance. The Plan is an annual plan that coincides with the calendar year (each, a “Plan Year”) commencing on January 1 and ending on December 31 of each year beginning with calendar year 2025.

2.
Definitions. Where the following words and phrases are used in this Plan, they shall have the respective meanings set forth below, unless the context clearly indicates otherwise.

a.
“ABO Modifier” means a discretionary modifier that may be applied by the manager of a participant (and approved in accordance with Section 5(b) below) to (i) increase the Performance Bonus up to a maximum of fifteen percent (15%) or (ii) decrease the Performance Bonus up fifty percent (50%) based upon a Participant’s individual performance against such Participant’s annual business objectives and goals.

b.
“Actual Performance Bonus” means the amount of the Performance Target Bonus that is determined to be earned, if at all, in accordance with the terms and conditions of this Plan based on the level of achievement of the Performance Goals as determined by the Committee in accordance with, and subject to the terms and conditions of, this Plan.

c.
“Board” means the Board of Directors of the Company.

d.
“CEO” means the Chief Executive Officer of the Company.

e.
“Committee” means the Compensation Committee of the Board.

f.
“Performance Bonus” means the portion of the bonus that is determined based on the Performance Goals with respect to a particular Plan Year.

g.
“Performance Goals” means the metrics or goals established by the Committee in its discretion to measure performance of one or more members of the Cinemark Group for a Plan Year.

h.
“Performance Target Bonus” means the Performance Bonus that would be payable, if at all, upon the achievement of such Performance Goals at a level of 100% (it being understood that the foregoing shall be applied in a corresponding manner in the event there is more than one Performance Goal).

3.
Participation. Prior to the beginning of each Plan Year, the CEO shall determine (subject to oversight from the Committee) the individuals who will be eligible participants under the Plan from among the executive officers and other key employees who receive a performance rating of at least “Lower Impact” (each, an “Eligible Employee”) of the Cinemark Group (each selected Eligible Employee, a “Participant”). Participation by a Participant for a particular Plan Year does not guarantee participation for any subsequent

Plan Year.

4.
Administration. The Plan shall be interpreted and administered by the Committee. The Committee shall have full power and authority to (i) designate Participants in accordance with Section 3 above, (ii) determine the amount of any bonus in accordance with Section 6 below, (iii) interpret and administer the Plan, (iv) make factual determinations with respect to the Plan, (v) waive any terms or conditions under the Plan, (vi) resolve any disputes, correct any defect, reconcile any inconsistency, and supply any omissions under the Plan, (vii) prescribe or amend forms or procedures as it deems necessary or appropriate for the proper administration of the Plan, and (viii) make any other determinations and take such other actions as it deems necessary or advisable under or with respect to the Plan. Any action required of the Company under the Plan need not be uniformly applied to similarly situated individuals. All determinations, interpretations or other actions made or taken (including, but not limited to, any failure to make any determination or interpretation or failure to make or take any other action) by the Committee, including with respect to the resolution of disputes under the Plan, shall be within the sole discretion of the Committee, shall be final, conclusive and binding upon the Company, all Participants and all other interested individuals and/or entities, including, without limitation, all Eligible Employees, and shall be given deference in any proceeding with respect thereto.

5.
Awards. With respect to each Plan Year in which a Participant participates in this Plan, each such Participant will have an aggregate target bonus opportunity (each, an “Aggregate Target Bonus”), which will be expressed as a percentage of the annual base salary as set forth in such individual’s employment agreement or offer letter, as applicable, with a member of the Cinemark Group or as otherwise communicated to the Participant in writing, and such Aggregate Target Bonus may be broken down into two parts: (x) the Performance Target Bonus and (y) description of the ABO Modifier.

a.
Performance Bonus. The Committee shall select one or more of the Performance Goals for the relevant Plan Year that relate(s) to the Performance Bonus and each selected Performance Goal shall be assigned levels of achievement which shall include at least a threshold, target and maximum level of achievement (including the corresponding percentage of the Performance Target Bonus that can be earned at each level) as determined by the Committee in its sole discretion. If more than one Performance Goal is selected for a particular Plan Year, the Committee shall determine, in its sole discretion, the weighting between the various Performance Goals (including the corresponding percentage of the Performance Target Bonus that can be earned). The Performance Goals and requisite level of performance corresponding to the threshold and maximum levels of performance (including the corresponding percentage of the Performance Target Bonus that can be earned) may be changed from Plan Year to Plan Year, but in no event may the maximum level of performance result in a payment in excess of two hundred percent (200%) of the Performance Target Bonus, inclusive of any ABO Modifier (it being understood that the foregoing shall be applied in a corresponding manner in the event that there are multiple Performance Goals). The target level of performance shall equate to 100% of the applicable Performance Goals being attained and the Performance Bonus being earned at 100% of the Performance Target Bonus, subject to the terms and conditions of this Plan (it being understood that the foregoing shall be applied in a corresponding manner in the event there are multiple Performance Goals). The threshold, target and maximum levels of any Performance Goals may be increased or decreased by the Committee, as determined in its sole discretion, to reflect transactions not in the ordinary course which may affect such Performance Goals, including, but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting such Performance Goals. In no event shall any bonus relating to the Performance Bonus be payable hereunder if the relevant threshold level of performance with respect to the Performance Goals is not attained (it being understood that the foregoing shall be applied in a corresponding manner in the event there are multiple Performance Goals). Actual performance between two hurdles will be subject to interpolation on a straight-line basis. Notwithstanding anything herein to the contrary, Participants that receive a performance rating of (i) “Lower Impact” will only be eligible to receive an Actual Performance Bonus up to such Participant’s Performance Bonus Target which may be reduced by the ABO Modifier and (ii) “Marginal Impact” shall not be eligible for a Performance Bonus.

b.
ABO Modifier. The aggregate amount that can be earned by a Participant with respect to the ABO Modifier will range from negative fifty percent (-50%) to positive fifteen percent (15%) of the Performance Target Bonus, except when any positive ABO Modifier would result in a bonus payment in excess of two hundred percent (200%) of the Performance Target Bonus. Participants that receive a performance rating of (i) “Significant Impact” may receive an ABO Modifier of up to fifteen percent (15%), (ii) “Meaningful Impact” may receive an ABO Modifier of up to seven and one-half percent (7.5%) and (iii) “Lower Impact” may receive an ABO Modifier reducing the Actual Performance Bonus by up to fifty percent (50%). The ABO Modifier shall be requested by the manager of the Participant and approved by the CEO. The CEO is not eligible for the ABO Modifier. The Committee shall determine, in its sole discretion, any ABO Modifier for any Participant who is a named executive officer of the Company based on recommendations of the CEO. The CEO shall determine, in his or her sole discretion, the percentage of the ABO Modifier, if any, that a Participant who is not a named executive officer of the Company shall be eligible to earn.

6.
Bonus Determination/Payments. Performance and bonus achievement will be measured following the end of each applicable Plan Year. Following the approval by the Audit Committee of the Company’s audited fiscal year results for the applicable Plan Year, the Committee will determine the level of achievement of the Performance Goals and the Committee or the CEO, as applicable, will determine the level of achievement of each Participant’s ABO Modifier, if any (after review with the CEO of the Participant’s performance for the applicable Plan Year (such approval, the “Determination”). Any bonuses that are determined by the Committee or the CEO, as applicable, to be paid in accordance with the terms and conditions of this Plan and have not been forfeited in accordance with the terms and conditions of this Plan shall be paid by the applicable member of the Cinemark Group that employs the Participant in a lump sum cash payment following the date of the Determination, but in no event later than March 15 of the year following the Plan Year to which the bonus relates. Bonuses, if any, hereunder will be calculated based on (i) the Plan Year achievement of the relevant Performance Goals with respect to the relevant Plan Year measured on a percentage basis by reference to the target level of achievement and (ii) the ABO Modifier, if any. Linear interpolation shall be used to calibrate payouts between the threshold, target and maximum levels, or such addition levels as established by the Committee. Subject to the terms of the Plan, a Participant’s bonus, if any, under this Plan in respect of a particular Plan Year will be equal to the sum of the Actual Performance Bonus, if any, and the ABO Modifier, if any.

Notwithstanding anything herein to the contrary, bonuses payable hereunder to individuals who commence participation in the Plan after the first day but before October 1 of the applicable Plan Year shall be pro-rated based on the portion of the Plan Year during which the applicable Participant was employed. All determinations regarding achievement of the Performance Goals will be made by the Committee or the CEO, as applicable, based upon calculations of any bonuses payable provided by management to the Committee.

7.
Termination of Employment. Except as otherwise determined by the Committee in its sole discretion, or as set forth in a Participant’s employment agreement or offer letter, as applicable, with a member of the Cinemark Group or otherwise, if (x) the Participant’s employment with a member of the Cinemark Group terminates for any reason prior to the last day of the applicable Plan Year or (y) the Participant has given notice of termination for any reason or received notice of termination by a member of the Cinemark Group for any reason, in any such case, effective prior to the last day of the applicable Plan Year, the Participant shall cease to be a Participant in the Plan with respect to any and all applicable Plan Years, the Participant’s bonus, if any, under the Plan shall be forfeited, and the Participant shall have no further rights hereunder. A Participant whose termination is due to death or disability shall be entitled to receive a pro-rated Actual Performance Bonus based on the number of days such Participant was employed by the Cinemark Group during the applicable Plan Year, to be paid to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time as such Actual Performance Bonus would have been paid if such Participant remained employed. Participant’s that are employed as of the last day of the applicable Plan Year shall be eligible for the Actual Performance Bonus payment.

8.
Amendment/Termination. The Board at any time, and from time to time, and for any reason or no reason, may amend, modify, or terminate the Plan without prior notice to Participants. No waiver by the Company at any time of any breach by any Participant of any condition or provision of this Plan to be performed by such Participant shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.
Clawback. Notwithstanding anything herein or in any agreement between a Participant and any member of the Cinemark Group to the contrary, any and all payments under this Plan may (or, to the extent required by applicable law, rule, regulation or listing standards of any securities exchange or association on which the Company’s securities are listed, shall) be subject to recoupment, cancellation, reduction or forfeiture in accordance with the Company’s Clawback Policy. In addition, unless otherwise determined by the Committee, to the extent that a Participant receives an amount more than the amount the Participant should otherwise have received under the terms of this Plan for any reason (including, without limitation, by reason of a financial restatement, mistake of calculations or other administrative error), the Participant will be required to promptly repay such excess amount to the Company. The Committee will make any determination regarding recoupment, cancellation, reduction, or forfeiture in its sole discretion and in accordance with any applicable law, government regulation or Company policy, as applicable. For the avoidance of doubt, no recoupment, cancellation, reduction, or forfeiture hereunder will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with any member of the Cinemark Group or otherwise. Any individual who becomes a Participant in the Plan shall be deemed automatically to have consented and agreed to the foregoing terms.

10.
Miscellaneous.

a.
Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

b.
Taxes. The Company or any other member of the Cinemark Group shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan the amount of taxes required by law in any jurisdiction to be withheld therefrom.

c.
Section 409A. Notwithstanding anything herein to the contrary, to the extent applicable, this Plan is intended to comply with or be exempt from and shall be administered in a manner that is intended to comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, “Section 409A”) and the Plan shall be limited, construed and interpreted with such intent. Notwithstanding the foregoing, no member of the Cinemark Group guarantees that any payment under the Plan complies with or is exempt from Section

409A, and neither the Company, its subsidiaries or affiliates, nor their respective executives, shareholders, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits under the Plan to comply with or be exempt from Section 409A. If any provision hereunder results in the imposition of an additional income or other tax on any Participant under Section 409A, to the extent permitted by Section 409A, such provision shall be reformed to the extent practicable to avoid any such imposition in such manner as the Company determines is appropriate to comply with Section 409A. Each payment under the Plan to which Section 409A applies shall be treated as a separate identified payment for purposes of Section 409A. In no event may any Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan which constitutes a “deferral of compensation” within the meaning of Section 409A. To the extent any payment under the Plan is subject to Section 409A, any reference to termination of service or similar terms shall mean a “separation from service” under Section 409A.

d.
Successors. This Plan shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

e.
Non-Transferability. No bonus under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge by the Participant and any attempt to transfer, alienate, sell, assign, pledge, encumber and, to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferrable or assignable by the Participant other than by will or the laws of descent and distribution.

f.
No Right to Employment/Limitation of Rights. Nothing in this Plan shall be deemed by implication or otherwise to impose any limitation on any right of any member of the Cinemark Group to terminate any Participant’s employment at any time. Nothing in the Plan or otherwise shall confer upon any person the right to participate or continue to participate in the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. Payments under the Plan are an extraordinary item of compensation that is outside the normal and expected compensation for purposes of calculating any benefits unrelated to the Plan, including, without limitation, any end-of-service or overtime premiums, pension or retirement benefits, termination, severance or redundancy payments, or other similar benefits. Participation in the Plan does not guarantee participation in other or future incentive plans of any member of the Cinemark Group.

g.
Unfunded Status. No Participant in the Plan or any other person or entity claiming a benefit under or through a Participant or otherwise shall have any right, title or interest by reason of his, her or its participation to any particular assets of the Company or any of its subsidiaries or affiliates. Neither the Company nor any of its subsidiaries or affiliates shall be required to establish any fund or make any other segregation of assets to assure satisfaction of the obligations under the Plan. Nothing in the Plan gives any Participant or any other person or entity claiming a benefit under or through a Participant any rights that are greater than those of a general unsecured creditor of the Company or any of its subsidiaries or affiliates.

h.
No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company to take any action which such entity deemed to be necessary or appropriate.

i.
Indemnification. Neither the Committee, the Board nor any member thereof shall be liable for any action or determination taken or made in good faith with respect to the Plan. Without limiting any other rights to indemnification, each member of the Board and the Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan to the fullest extent permitted by applicable law.

j.
Entire Agreement. This Plan constitutes the entire agreement between a Participant and the Company and its subsidiaries and affiliates regarding the subject matter of this Plan and supersede all prior compensation or incentive plans or any written or verbal representations regarding the subject matter of this Plan.

k.
Severability. Every provision of this Plan is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

l.
Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Plan.